ride the light  [GRAPHIC OMITTED]                                           NEWS

QWEST(R)



              Qwest Communications Revises 2002 Financial Guidance

DENVER, April 18, 2002 -- Qwest Communications International Inc. (NYSE: Q) today announced revised financial guidance for the full year 2002. The new guidance reflects continuing weakness in both the telecommunications sector and the regional economy in Qwest's 14-state local service area, as well as increased competitive pressure.

For 2002, Qwest now expects total revenue in the range of $18.0 to $18.4 billion, adjusted EBITDA in the range of $6.4 to $6.6 billion, and capital expenditures in the range of $3.1 to $3.3 billion. The company continues to expect to be cash flow positive in the second quarter of 2002 and beyond.

Qwest also expects to reduce its workforce by an additional 2,000 employees through attrition, continued business process improvements and layoffs, bringing the total employee count to 53,000 by September 30, 2002.

Qwest Chairman and CEO Joseph P. Nacchio said, "While we remain optimistic about Qwest's longer-term performance based on the platforms we have built, we want to make our investors aware that current trends will affect our results in 2002. We believe this guidance is realistic, assuming no further deterioration in the regional economy or industry outlook."

Qwest is scheduled to announce its results for the first quarter of 2002 on Tuesday, April 30, 2002.

Conference Call Today

Qwest will host a conference call for investors and the media today at 5:30 p.m.
(EDT) with Joseph P. Nacchio, Qwest chairman and CEO, and Robin R. Szeliga, Qwest executive vice president of finance and CFO. The call may be heard (live and replay) on Qwest's website at www.qwest.com/about/investor/meetings.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 190,000 miles globally. For more information, please visit the Qwest Web site at www.qwest.com.

Definitions

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) does not include non-recurring and non-operating items, which for the relevant periods includes restructuring charges, merger-related and other charges, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, gains/losses on sales of rural exchanges, changes in the market values of investments, certain legal charges, separation charges and certain regulatory rate refunds. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with EBITDA or adjusted EBITDA as used by other companies. Adjusted EBITDA is reported as a complement to the financial results in accordance with GAAP and is presented to provide investors additional information concerning the Company's operations. You can find additional information, including a reconciliation of adjusted EBITDA to pretax income, in Qwest's annual report on Form 10-K for the year ended December 31, 2001.

                                      # # #


This release may contain projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest Communications International Inc. (together with its affiliates, "Qwest", "we" or "us") with the Securities and Exchange Commission (the "SEC"), specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; any adverse outcome of the SEC's current inquiries into Qwest's accounting policies, practices and procedures; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of Qwest's stock price; intense competition in the markets in which we compete; changes in demand for our products and services; adverse economic conditions in the markets served by us or by companies in which we have substantial investments; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; and changes in the outcome of future events from the assumed outcome included by Qwest in its significant accounting policies. The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.


         Contacts:     Media Contact:              Investor Contact:
                       --------------              -----------------
                       Tyler Gronbach              Lee Wolfe
                       303-992-2277                800-567-7296
                       tyler.gronbach@qwest.com    IR@qwest.com